BAKER & McKENZIE
                                Attorneys at Law

                              One Prudential Plaza
                             130 East Randolph Drive
                             Chicago, Illinois 60601

                                 April 27, 1998


Board of Directors
Transaction Systems Architects, Inc.
224 South 108th Avenue
Omaha, Nebraska 68154

         Re:      Transaction Systems Architects, Inc. (the "Company")

Gentlemen:

     We have acted as your counsel in connection with the registration, on a Registration Statement on Form S-4 (the "Registration Statement") under Rule 462(b) of the Securities Act of 1933, as amended, of an additional 224,264 shares of the Company's Class A Common Stock, $.005 par value per share (the "Stock"), to be issued by the Company in connection with an acquisition by the Company. We have reviewed the Registration Statement, the charter and by-laws of the Company, corporate proceedings of the Board of Directors relating to the issuance of the shares of Stock, and such other documents, corporate records and questions of law as we have deemed necessary to the rendering of the opinions expressed below.

     Based upon the foregoing, we are of the opinion that the 224,264 shares of Stock to be issued by the Company as described in the Registration Statement are duly authorized and, when issued and paid for in the manner contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable shares of Class A Common Stock of the Company.

     We hereby consent to the reference to our firm under the caption "Legal Matters" in the prospectus incorporated by reference in the Registration Statement and to the filing of this opinion as an exhibit thereto.

                                                              Very truly yours,


                                                              BAKER & McKENZIE